Exhibit 99.1

Abizaid Steps Down from RPM Board Following Confirmation as U.S. Ambassador to Saudi Arabia

MEDINA, Ohio—(BUSINESS WIRE)—Apr. 12, 2019—RPM International Inc. (NYSE: RPM) today announced that retired U.S. Army Gen. John P. Abizaid has stepped down from his position on the RPM board of directors following his confirmation this week as the U.S. ambassador to Saudi Arabia.

“Obviously, John’s new role as ambassador is of significant national and international importance and will require 100 percent of his focus, which necessitated that he resign from our board. During his time as a director, he brought a unique perspective to RPM, particularly in the areas of strategy, operations, international affairs and leadership development,” stated Frank C. Sullivan, chairman and CEO of RPM. “We’re grateful to have benefitted from John’s tremendous expertise and sage counsel during his decade of service to RPM and wish him success in his new role.”

Abizaid was elected to the RPM board of directors in 2008 after a distinguished military career during which he rose from an infantry platoon leader to become a four-star general and the longest-serving commander of U.S. Central Command. The highly decorated officer led assignments ranging from infantry combat to delicate international negotiations. After retiring from the U.S. Army in 2007, he served as senior partner of JPA Partners LLC, a Nevada-based strategic and analytic consulting firm.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, EuclidChemical and RPM Belgium Vandex. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

View source version on businesswire.com: https://www.businesswire.com/news/home/20190412005453/en/

Source: RPM International Inc.

Russell L. Gordon

Vice President and Chief Financial Officer

330-273-5090

rgordon@rpminc.com